Exhibit 19
RENASANT CORPORATION
INSIDER TRADING POLICY

Renasant Corporation has adopted this Insider Trading Policy (the “Policy”) to prevent insider trading involving Company Securities (as defined below), and allegations of insider trading, and to reinforce that material nonpublic information (as defined below) of the Company (as defined below) must be held in strict confidence. This Policy is effective as of the last date set forth in Section 9, Policy Revision History, below and amends, restates and supersedes all prior versions of the policy adopted by Renasant Corporation.

It is also the policy of Renasant Corporation that the Company itself will not engage in transactions in Company Securities while in possession of material non-public information. While the restrictions of this Policy on transactions in Company Securities applicable to Covered Persons do not apply to the Company, nevertheless it is the responsibility of Renasant Corporation’s executive officers to ensure that the Company does not engage in insider trading involving Company Securities.

1.General Principles of Application:

a.Company. When used in this Policy, the term “Company” refers to Renasant Corporation, Renasant Bank and their controlled affiliates and subsidiaries.

b.Persons Subject to the Policy. This Policy applies to all employees, officers and directors of the Company, including their Related Persons. A “Related Person” is any immediate family member of an employee, officer or director and any other person who resides with the employee, officer or director. “Immediate family member” covers a person’s spouse, children (including children away at college), grandchildren, parents, grandparents and siblings, whether by blood, marriage or adoption, and any other family member whose transactions in Company Securities are directed by or subject to the control of such person. This Policy also applies to, and the term “Related Person” includes, any trust, partnership, corporation, limited liability company or other entity over which an employee, officer or director exercises control as well as any investment club of which any such person is a member.

Additional restrictions, contained in a document entitled “Supplemental Restrictions Applicable to Covered Persons” attached hereto (the “Supplement”), apply only to Covered Persons. The term “Covered Persons” refers to the Company’s directors, executive officers who are considered “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any additional employees who may be designated by the Company’s General Counsel, including their Related Persons. All Covered Persons are required to execute the Acknowledgement and Certification attached to this Policy (and any person not requested to sign such document may assume that he or she is not a Covered Person).

c.Company Securities. This Policy applies to “Company Securities,” which include all outstanding shares of Renasant Corporation common stock, $5.00 par value per share, options to purchase common stock, Renasant Corporation’s subordinated notes, and other debt or equity securities issued by the Company (now or in the future). The Policy also applies to derivative securities, the value of which is obtained or derived from Company Securities, even if the derivative securities are not issued by the Company (such as exchange-traded put or call options). In some circumstances, this Policy also applies to securities issued by another company.

d.Activities Covered. Transactions in Company Securities covered by this Policy include purchases, sales and bona fide gifts of Company Securities.

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e.Duration. This Policy applies while employed by the Company or serving as a director of the Company. After employment or service ends, the Company’s material nonpublic information remains confidential, and federal securities laws continue to prohibit the use of such information if it was obtained while an employee, officer or director.

2.    Insider Trading Policy:

a.General. Any person who is covered by this Policy may purchase or sell, or offer to purchase or sell, Company Securities only if he or she is not then in possession of material nonpublic information about the Company and is not trading in Company Securities less than two business days after such material information is made public (gifts are addressed in Section 3 below). Any transaction by a Covered Person involving Company Securities is subject to the additional restrictions set forth in the Supplement. For the avoidance of doubt, there are no “hardship” or dollar amount exceptions to this Policy; the laws prohibiting insider trading do not excuse emergency situations or de minimis transactions.
b.Additional Transactions. In addition to the purchase or sale of Company Securities, the following rules also apply:

•Tipping: No person covered by this Policy may communicate the Company’s material nonpublic information to any other person (a “tip”), whether any other director, officer or employee of the Company or a third party, without the Company’s prior authorization, even if the person receives no financial or other benefit for the tip. Tipping includes not only explicitly recommending to someone that he or she trade (or not trade) in Company Securities but also expressing a general opinion about Company Securities at a time when such party possesses material nonpublic information about the Company.

•Other Company’s Securities: No person covered by this Policy may engage in the purchase or sale of the security of any other company while in possession of material nonpublic information (a) about that company or (b) that otherwise might affect the share price of such company (including Company material nonpublic information), if such information was obtained in the course of his or her employment with the Company. In addition, no person who is covered by this Policy who possesses material nonpublic information about another company may tip any other person, including any director, officer or employee of the Company, or otherwise disclose such information without the Company’s prior authorization. The guidance relating to gifts of Company Securities in Section 3 below applies equally to gifts of the securities of other companies. Persons covered by this Policy wishing to trade in, or make gifts or engage in other transactions involving, the securities of a company that is a competitor of the Company while in possession of material nonpublic information about the Company should consult with the General Counsel prior to engaging in any such transaction.

•Blanket Restrictions: From time to time, the Company’s General Counsel may prohibit the purchase or sale of Company Securities for specified periods (referred to as a “blackout period”) or require that transactions in Company Securities be subject to prior approval.

•Assistance: No person may assist another person in engaging in any transaction prohibited by this Policy.

c.    “Material Nonpublic Information”. The following information should be used when interpreting the Policy, particularly the terms “material” and “nonpublic.”

Material. The Policy applies only if information is “material,” which means that a reasonable investor would want access to the information before making a decision to buy, sell or hold a company’s

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securities, or if the public disclosure of the information would reasonably be expected to affect the market price of the securities. Material information is not limited to historical facts; projections, forecasts and information about future events may be material, even if the likelihood of the future event occurring is small. Both positive and negative information may be material. There is no specific standard or test to determine whether information is material. Although the characterization of information as material is based upon specific facts and circumstances, common examples of material information include:

•Financial results;
•Projections of future earnings or other earnings guidance, or changes to guidance;
•Events involving Company Securities, such as dividend changes, stock splits and stock dividends;
•Public offerings or private sales of Company Securities or calls, redemptions or purchases of Company Securities;
•Changes in senior management;
•Unusual gains or losses in major operations;
•Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, joint ventures, divestitures, tender offers, recapitalizations or purchases or sales of substantial assets;
•A significant cybersecurity incident or any other significant disruption in the Company’s information technology infrastructure;
•Significant new products or services;
•Changes in capital investment plans;
•Significant charge-offs or increases in the allowance for credit losses;
•Changes in accounting methods or the Company’s independent public accountants;
•Developments regarding significant litigation or any regulatory or other governmental investigation concerning the Company, its directors or senior management;
•Pending regulatory action;
•Changes in debt ratings;
•Liquidity impairments or extraordinary borrowings; and
•Any substantial change in general economic conditions (or changes in conditions on account of war, disaster, epidemic or similar events), industry circumstances or competitive conditions that could significantly affect the Company’s earnings or prospects for growth.

Questions about whether information is material should be referred to the General Counsel, and, unless the General Counsel advises otherwise, the information should be treated as material and confidential.

Nonpublic. The Policy applies only when material information is “nonpublic.” Information is considered public only after both (1) it has been widely disseminated, such as through a press release to national wire services or a filing with the Securities and Exchange Commission (the “SEC”) and (2) there has been sufficient time for the investing public to process the information, which is no earlier than after the close of business on the second trading day following general disclosure. For the Company, information becomes public only when it is disclosed in this manner; disclosures made in speeches or a TV or radio appearance alone do not make the information public for this purpose. Also, do not assume that information posted on the Company’s website or social media pages is public for purposes of this Policy.
Questions about whether material information has become public should be referred to the General Counsel, or the information should be treated as nonpublic and confidential.

3.    Permitted Transactions:

The transactions in Company Securities listed below are permitted, even if a person is in possession of material nonpublic information of the Company at the time the transaction is effected:

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•Exercise of a stock option with the Company, including a direction to the Company to “net” shares otherwise issuable in order to pay the exercise price. Options exercised by means of brokerage-assisted transactions (so-called “cashless” exercises), or any other sale of Company Securities to pay the option exercise price, are not permitted because they involve an open market sale.

•Direction for the Company to “net” shares of vested restricted stock or option shares in satisfaction of tax withholding obligations.

•Acquisition or disposition of Company Securities on account of a stock dividend or stock split that affects all shareholders equally.

•Execution of transactions under an approved 10b5-1 Trading Plan (Covered Persons, see Supplement). A “10b5-1 Trading Plan” is a pre-existing written plan, contract, instruction or arrangement adopted in accordance with Rule 10b5-1 under the Exchange Act. A trading plan, contract, instruction or arrangement (collectively, a “plan”) must include specific terms and conditions to satisfy the requirements of Rule 10b5-1 under the Exchange Act, and the adoption of a 10b5-1 Trading Plan by a Covered Person who is a director or executive officer of Renasant Corporation triggers certain disclosure requirements for the Company. Accordingly, for a 10b5-1 Trading Plan to be “approved” for purposes of this Policy (regardless of whether such plan is entered into by a Covered Person or otherwise), the General Counsel must have reviewed and approved such plan prior to the entry into such plan (for any 10b5-1 Trading Plan that the General Counsel has previously approved, the General Counsel must approve any amendment, modification or other revision of such plan prior to the party’s execution thereof). To facilitate the General Counsel’s timely review and approval of a trading plan (or amendment thereto), the Covered Person or other relevant person must provide the General Counsel the proposed plan (or plan amendment) at least ten business days in advance of the date on which the person intends to execute the document. At all times, a Covered Person entering into an approved 10b5-1 Trading Plan must act in good faith with respect to such plan.

•A transfer that does not involve any change in beneficial ownership, such as naming a Related Person as a joint owner of Company Securities or a transfer to or from a trust under which the record owner is named as the sole beneficiary.

•Regular acquisition of Company Securities by reinvesting cash dividends through the Company’s dividend reinvestment plan sponsored and administered by Broadridge, but not voluntary cash purchases.

•Bona fide gifts of Company Securities (Covered Persons, see Supplement), provided that the donor does not know (and is not reckless in not knowing) that the recipient intends to sell the Company Securities (or donate the securities to another party that will sell the securities) prior to the disclosure of such Company material nonpublic information (as is usually the case when a charitable or educational organization receives a gift of securities).

•Acquiring or selling mutual funds that may hold Company Securities.

•Annual enrollment in the Company’s deferred stock unit plan.

Because the 401(k) plan offers Company Securities as an investment option, some plan transactions that involve Company Securities are permitted and some are subject to the limitations contained in the Policy.

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Permitted:

•Enrollment in the 401(k) plan, including a direction to invest future contributions in Company Securities, is permitted, whether or not in possession of material nonpublic information, except that Covered Persons must submit changes during a Trading Window (as defined in the attached Supplemental Restrictions Applicable to Covered Persons), provided that the General Counsel may waive this requirement for Covered Persons in situations where the Trading Window has closed earlier than it otherwise would have as provided in the Supplement. The periodic acquisition of Company Securities through the 401(k) plan pursuant to a previous investment election is also permitted.

Not permitted:

•Changing an existing direction to invest contributions in Company Securities, or to liquidate an existing account balance and use the proceeds to buy Company Securities (an “intra-plan transfer”), is subject to the Policy and cannot be made while in possession of material nonpublic information. Covered Persons must also submit intra-plan transfers during a Trading Window.

•A direction to make a participant loan or an in-service withdrawal that involves the liquidation of Company Securities or the pre-payment of a plan loan if any of the proceeds will be allocated to acquire Company Securities cannot be made while in possession of material nonpublic information. Covered Persons must also submit these directions during a Trading Window.

•A direction to take a distribution on account of retirement or separation that will involve the liquidation of Company Securities cannot be made while in possession of material nonpublic information. Covered Persons must also submit these directions during a Trading Window.

4.    Additional Confidentiality Obligations:

Serious problems can arise if material nonpublic information about the Company or its customers is disclosed without authorization, regardless of whether the purpose of the disclosure is to facilitate improper trading. It is the Company’s policy that persons should not discuss any nonpublic Company matters, or developments relating to the Company or its customers, whether or not material, with anyone outside the Company (including family members and friends), except as required in the performance of their regular employment duties. Similarly, persons should not discuss Company affairs in public or semi-public areas where the conversation may be overheard (e.g., restrooms, elevators, restaurants, airplanes, etc.) or on social media, Internet message boards or online discussion groups. This prohibition also applies to inquiries about the Company, which may be made by the press, investment analysts or others in the financial community, including shareholders. It is important that all such communications on behalf of the Company be made only through authorized individuals. If a person receives any inquiries of this nature, he or she should decline comment and refer the inquirer to the Company’s chief executive officer or, in his absence, the Company’s Director of Marketing and Public Relations.

Please refer to the Renasant Corporation Code of Business Conduct and Ethics and the Renasant Bank Employee Manual for additional information regarding employees’, officers’ and directors’ obligation to maintain the confidentiality of Company information.

5.    Violation of Insider Trading Laws and the Policy:

A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term (up to 20 years) and be required to pay a criminal penalty of several times the amount of profits gained or losses

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avoided by the prohibited action. In addition, a person who tips others may be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. This may apply even for violations that result in a small or no profit.

Employees of the Company who violate this Policy will be subject to disciplinary action by the Company, through and including termination of employment.

6.    Policy Administration:

The Nominating & Corporate Governance Committee of the Board of Directors of Renasant Corporation (the “Nominating Committee”) shall bi-annually review and approve this Policy. The Nominating Committee shall also approve any amendments to this Policy, whether submitted in connection with the Policy’s bi-annual approval or otherwise.

This Policy is administered by the Company’s General Counsel on behalf of the Board of Directors. The General Counsel may be contacted as follows:

Mark W. Jeanfreau, General Counsel
662-680-1445 (telephone)
Mark.Jeanfreau@renasant.com

All questions about the Policy or its application should be submitted to the General Counsel. Determinations and interpretations made by the General Counsel under this Policy are final and binding.

7.    Individual Responsibility:

Each director, officer and employee of the Company has the individual responsibility to ensure that he or she complies with this Policy and that his or her Related Persons also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with the individual, and appropriate judgment must be exercised in connection with any transaction involving Company Securities or any other company’s securities to avoid engaging in illegal trading or creating the appearance of improper trading. Any action on the part of the Company or the General Counsel (including Pre-Clearance) does not in any way constitute legal advice or shield an individual from liability under the securities laws.

8.    Disclaimer

Company policies constitute statements of certain principles, policies, and procedures relating to the subject matter covered by the policy. This Insider Trading Policy is not intended to, and does not, create any rights in any shareholder, director, employee, or any other person or entity, nor does this Policy create a legal standard by which the acts of the Company or its directors, officers or employees should be judged in any legal proceeding. This Policy does not constitute legal advice.

Attachment: Supplemental Restrictions Applicable to Covered Persons

Exhibit 19
RENASANT CORPORATION
INSIDER TRADING POLICY

SUPPLEMENTAL RESTRICTIONS APPLICABLE TO COVERED PERSONS

The terms of these “Supplemental Restrictions Applicable to Covered Persons” apply in addition to the terms of the Policy and are intended to be incorporated in the Policy by this reference. The supplemental restrictions set forth below apply to Covered Persons and to their Related Persons (references below to “Covered Persons” include such Related Persons).

1.    Trading Windows:

Except for Permitted Transactions (described in Section 3 of the Policy), Covered Persons may trade in, or make gifts of or otherwise engage in transactions involving, Company Securities only during a Trading Window, provided that they are not then in possession of material nonpublic information and only after receipt of Pre-Clearance. A “Trading Window” opens on the third full trading day after the date that the Company releases its financial results for each fiscal quarter (or year), and the Trading Window closes immediately prior to the meeting of the Executive Committee of the Board of Directors scheduled during the final month of each fiscal quarter, unless the General Counsel (or a designee) announces that the Trading Window has closed earlier.

During a Trading Window, material nonpublic information may arise unexpectedly. For example, the Company may begin negotiations for a material acquisition, and the existence of these negotiations may not be publicly disclosed. If material information arises unexpectedly, the Company may provide notification and close a Trading Window before it is otherwise scheduled to expire (and the Trading Window will remain closed until further notice). For similar reasons, the Company may provide notification that the opening of a Trading Window has been delayed until further notice.

Because the existence (or not) of material nonpublic information impacts whether a Trading Window is open or closed, disclosure of the status of a Trading Window (whether open or closed) is also prohibited.

2.    Pre-Clearance Required:

Except for Permitted Transactions (other than gifts), all Covered Persons are required to obtain Pre-Clearance of any purchase, sale or other transaction in Company Securities, even during a Trading Window; a proposed gift of Company Securities must also receive Pre-Clearance (a Covered Person’s receipt of a gift of Company Securities does not require Pre-Clearance, but Covered Persons must still report any such gift to the General Counsel no later than the next business day following receipt of such gift). “Pre-Clearance” means that the Pre-Clearance Committee, consisting of, at a minimum, the General Counsel, the Chief Operating Officer and the Director of Accounting, has prospectively approved or “cleared” a proposed transaction. To request approval of a proposed transaction, a Covered Person must submit a written request for pre-clearance (including by email) to preclearance@renasant.com at least two full trading days before the proposed date of the transaction. The Pre-Clearance Committee will respond to this request in writing (including by email). Unless revoked, Pre-Clearance will remain valid until the close of trading four business days following the day on which it was granted. If the transaction does not occur during this four-day period, Pre-Clearance will be deemed revoked, and the transaction will again be subject to receipt of Pre-Clearance. Approval of a proposed transaction applies to that transaction only.

If any member of the Pre-Clearance Committee wishes to engage in a transaction, he or she shall abstain from the Pre-Clearance Committee’s determination of whether to approve such proposed

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transaction, nor shall he or she participate in any discussions with respect thereto (other than responding to requests for information).

3.    Special Limitations and Rules:

a.    10b5-1 Trading Plans. Transactions involving Company Securities occurring under and in accordance with the terms of an approved 10b5-1 Trading Plan are permitted without Pre-Clearance, whether or not during a Trading Window and whether or not a Covered Person is in possession of material nonpublic information. For each transaction in Company Securities made under an approved 10b5-1 Trading Plan, the third party effecting the transaction must be instructed to send duplicate confirmations of all such transactions to the General Counsel or his designee. Please refer to Section 3 of the Policy for the procedures to obtain the Company’s approval of a proposed 10b5-1 Trading Plan. The Company must make certain disclosures in its SEC filings concerning 10b5-1 Trading Plans, and as a result Covered Persons are required to provide information requested by the Company regarding their 10b5-1 Trading Plans so that the Company can make the disclosures the Company determines are necessary regarding such plans under the federal securities laws.

b.    Plan Blackout Periods. Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under the Company’s 401(k) plan or, if applicable, other employee benefit plans maintained by the Company. Prior notice of any blackout period will be provided by the Company.

c.    Short-Swing Trading. Covered Persons are reminded that, under Section 16(b) of the Exchange Act, they may be liable to disgorge any “short-swing” profits realized on the purchase and sale, or the sale and purchase, of the Company’s securities within a six-month period.

d.    Hedging and Pledging Policy; Margin Loans. Federal securities laws apply to forced sales of Company Securities, even if permission is not required or requested, and such forced sales may result in a violation of this Policy or applicable law. Although not absolutely prohibited, Covered Persons should take care when securing a margin account or similar brokerage arrangement with Company Securities or pledging Company Securities as collateral for bank loans. The Company has adopted a separate Policy on Hedging and Pledging Company Stock, which imposes restrictions on transactions in the Company’s securities in addition to those set forth in this Policy.

Please note that the Trading Window and Pre-Clearance are Company compliance requirements. They do not create a legal right to trade or engage in other transactions in the Company Securities. Accordingly, even during the Trading Window, and even if a trade or other transaction has received Pre-Clearance, you may not engage in a transaction in Company Securities if you are in possession of material nonpublic information.

Attachment: Acknowledgement and Certification